Offer by

Each of

Dreyfus Strategic Municipals, Inc.
Dreyfus Strategic Municipal Bond Fund, Inc.
and
Dreyfus Municipal Income, Inc.
(each, a "Fund" and collectively, the "Funds")

To Purchase for Cash
Up to 100% of Its Outstanding Auction Rate Preferred Stock
Dreyfus Strategic Municipals, Inc. Auction Rate Preferred Stock
(Series M, Series T, Series W, Series TH and Series F)
Dreyfus Strategic Municipal Bond Fund, Inc. Auction Rate Preferred Stock
(Series A, Series B and Series C)
Dreyfus Municipal Income, Inc. Auction Rate Preferred Stock
(Series A and Series B)
(with respect to each Fund, the "Preferred Stock")

EACH FUND'S OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON FEBRUARY 28, 2018, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED

EACH FUND'S OFFER (AS DEFINED HEREIN) IS CONDITIONED UPON THE FUND'S CREATION OF TENDER OPTION BONDS AS DESCRIBED HEREIN ("TOBS"), AND CERTAIN OTHER CONDITIONS ALSO DESCRIBED HEREIN. IF A FUND IS NOT ABLE TO CREATE TOBS ON TERMS SATISFACTORY TO THE FUND, ANY PREFERRED STOCK TENDERED WILL NOT BE ACCEPTED BY THE FUND AND WILL BE RETURNED TO HOLDERS. SEE "INTRODUCTION" AND "THE OFFERS – CERTAIN CONDITIONS TO THE OFFER."

IF A FUND'S OFFER IS COMPLETED, SUCH FUND WILL PURCHASE ITS PREFERRED STOCK AT A PRICE EQUAL TO 95% OF THE CORRESPONDING LIQUIDATION PREFERENCE PER SHARE OF THE RESPECTIVE SERIES OF THE PREFERRED STOCK IF PROPERLY TENDERED AND NOT WITHDRAWN PRIOR TO 5:00 P.M., EASTERN STANDARD TIME, ON FEBRUARY 28, 2018, OR SUCH LATER DATE TO WHICH SUCH OFFER IS EXTENDED (THE "EXPIRATION DATE"), PLUS ANY UNPAID DIVIDENDS ACCRUED THROUGH THE EXPIRATION DATE LESS ANY APPLICABLE WITHHOLDING TAXES AND WITHOUT INTEREST, AND SUBJECT TO THE CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE.

NO RECOMMENDATION TO ANY HOLDER OF PREFERRED STOCK ("PREFERRED STOCKHOLDER") IS BEING MADE BY ANY FUND, ITS BOARD OF DIRECTORS (EACH, A "BOARD") OR THE DREYFUS CORPORATION, THE FUNDS' INVESTMENT ADVISER (THE "ADVISER"), AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING PREFERRED STOCK IN AN OFFER. EACH PREFERRED STOCKHOLDER IS URGED TO READ THE OFFER DOCUMENTS (AS DEFINED HEREIN) CAREFULLY IN EVALUATING AN OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH AN OFFER OTHER THAN THE MATERIALS ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIALS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY A FUND OR ITS BOARD.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

IMPORTANT INFORMATION

If you wish to tender all or any part of your Preferred Stock, you should either (i) deliver such Preferred Stock pursuant to the procedures for book-entry transfers set forth in the section "The Offers – Procedure for Tendering Preferred Stock" prior to the Expiration Date of the applicable Offer or (ii) request your broker, dealer, commercial bank, trust company or other nominee ("Nominee Holder") to effect the transaction for you. If you have Preferred Stock registered in the name of a broker or other Nominee Holder, you must contact such broker or other Nominee Holder if you desire to tender your Preferred Stock.

If you desire to tender your Preferred Stock and your Preferred Stock is not immediately available, or you cannot comply with the procedures for book-entry transfers described in this Offer to Purchase on a timely basis, you may tender such Preferred Stock by following the procedures for guaranteed delivery set forth in the section "The Offers – Procedure for Tendering Preferred Stock."

To tender your Preferred Stock, you must follow the procedures described in the Offer Documents enclosed herewith. Each Fund reserves the absolute right to reject any tender determined not to be in appropriate form or fully in compliance with these procedures.

If you have questions about an Offer, you can contact AST Fund Solutions LLC, the information agent for each Offer (the "Information Agent"), at its address or telephone number set forth on the back cover of this Offer to Purchase. You can also obtain additional copies of this Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery from the Information Agent, or your broker or other Nominee Holder.

IF YOU DO NOT WISH TO TENDER YOUR PREFERRED STOCK, YOU NEED NOT TAKE ANY ACTION.

THE OFFER TO PURCHASE WITH RESPECT TO EACH FUND AND RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

January 23, 2018

SUMMARY TERM SHEET

Dreyfus Strategic Municipals, Inc.
Dreyfus Strategic Municipal Bond Fund, Inc.
Dreyfus Municipal Income, Inc.

This summary term sheet is a brief description of the material provisions of an offer made by each of the Funds listed above (which, with respect to each Fund, constitutes the "Offer" and collectively, the "Offers") to purchase for cash up to 100% of its outstanding Auction Rate Preferred Stock, par value $0.001 per share (the "Preferred Stock"), upon the terms and subject to the conditions set forth in this Offer to Purchase with respect to each Fund and related Letter of Transmittal (which together, with respect to a Fund, as amended, supplemented or otherwise modified from time to time, constitute the "Offer Documents"). The Preferred Stock is designated (i) Series M, Series T, Series W, Series TH and Series F, with respect to Dreyfus Strategic Municipals, Inc., (ii) Series A, Series B and Series C, with respect to Dreyfus Strategic Municipal Bond Fund, Inc., and (iii) Series A and Series B, with respect to Dreyfus Municipal Income, Inc.

The price to be paid by each Fund for its Preferred Stock is an amount per share, net to the seller in cash, equal to 95% of the liquidation preference of $25,000 per share (or $23,750 per share), plus any unpaid dividends accrued through 5:00 p.m., Eastern Standard Time, on February 28, 2018, or such later date to which the Offer is extended (the "Expiration Date"). Each Fund's Offer is conditioned upon its creation of tender option bonds ("Tender Option Bonds") on terms satisfactory to the Fund and certain other conditions, as described herein. See "The Offers – Certain Conditions to the Offers." Each Fund is a Maryland corporation.

The following are some of the questions you, as a Preferred Stockholder of a Fund, may have, and answers to those questions. You should carefully read the Offer Documents in their entirety, because the information in this summary term sheet is not complete and additional important information is contained in the Offer Documents.

HOW MUCH OF ITS PREFERRED STOCK IS EACH FUND OFFERING TO PURCHASE?

Each Fund is offering to purchase up to 100% of its outstanding Preferred Stock as set forth in the table below. If the shares of Preferred Stock are properly tendered and not withdrawn prior to the date and time a Fund's Offer expires, the Fund will, upon the terms and subject to the conditions of its Offer, including the condition that the Fund creates Tender Option Bonds, purchase all of its Preferred Stock tendered. See "The Offers – Terms of the Offers; Expiration Date."

			Outstanding
Fund	Series	Cusip	Preferred Stock
Dreyfus Strategic Municipals, Inc.	M	261932206	1,140
Dreyfus Strategic Municipals, Inc.	T	261932305	1,140
Dreyfus Strategic Municipals, Inc.	W	261932404	1,140
Dreyfus Strategic Municipals, Inc.	TH	261932503	1,140
Dreyfus Strategic Municipals, Inc.	F	261932602	1,140
Dreyfus Strategic Municipal Bond Fund, Inc.	A	26202F206	1,240
Dreyfus Strategic Municipal Bond Fund, Inc.	B	26202F305	1,240
Dreyfus Strategic Municipal Bond Fund, Inc.	C	26202F404	1,240
Dreyfus Municipal Income, Inc.	A	26201R201	1,000
Dreyfus Municipal Income, Inc.	B	26201R300	1,000

HOW MUCH IS EACH FUND OFFERING TO PAY FOR MY PREFERRED STOCK AND WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

The price to be paid by each Fund for its Preferred Stock is an amount per share, net to the seller in cash, equal to 95% of the liquidation preference of $25,000 per share (or $23,750 per share), plus any unpaid dividends accrued through the Expiration Date. Prior to the Expiration Date, distributions will be paid on the regularly scheduled distribution payment dates for the Preferred Stock. See "The Offers – Terms of the Offers; Expiration Date," and "The Offers – Acceptance for Payment and Payment for Preferred Stock."

If you tender your Preferred Stock to a Fund in an Offer, you will not have to pay the Fund brokerage fees, commissions or similar expenses. If you own Preferred Stock through a broker, dealer, commercial bank, trust company or other nominee ("Nominee Holder"), and your broker or other Nominee Holder tenders your Preferred Stock on your behalf, your broker or other Nominee Holder may charge you a fee for doing so. You should consult your broker or other Nominee Holder to determine whether any charges will apply.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN AN OFFER?

Each Fund's Offer will expire at 5:00 p.m., Eastern Standard Time, on the Expiration Date. If you hold your Preferred Stock directly, you have until that time to decide whether to tender your Preferred Stock in the Offer. Further, if you cannot deliver everything required to make a valid tender to Deutsche Bank Trust Company Americas, the depositary for the Offer (the "Depositary"), prior to such time, you may be able to use a guaranteed delivery procedure, which is described in "The Offers – Procedure for Tendering Preferred Stock."

If your shares of Preferred Stock are registered in the name of your broker or other Nominee Holder, you may need to decide whether to tender your Preferred Stock in an Offer in advance of the Expiration Date in order to allow such Nominee Holder time to tender your Preferred Stock. You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to tender your Preferred Stock and provide to such Nominee Holder any other required materials.

DOES EACH FUND HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

Assuming each Fund purchases 100% of its outstanding Preferred Stock at 95% of the liquidation preference of $25,000 per share (or $23,750 per share), the total cost, not including fees and expenses incurred in connection with each Offer, will be the amount set forth in the table below, plus any unpaid dividends accrued through the Expiration Date. Each Fund intends to use the proceeds from the creation of Tender Option Bonds and/or cash on hand and proceeds from the sale of securities in the Fund's investment portfolio to pay the purchase price for Preferred Stock accepted for payment. In creating Tender Option Bonds, each Fund would transfer an eligible bond from its portfolio to a special purpose trust that would issue two classes of securities: floating rate certificates, which would pay an interest rate that generally would be reset weekly, and residual interest bonds, which would pay an interest rate based on the difference between the interest rate earned on the underlying bonds and the interest rate paid on the floating rate certificates, after expenses. The Fund would hold the residual interest bonds and use the proceeds from the sale of the floating rate certificates to pay for tendered Preferred Stock. If a Fund does not create Tender Option Bonds, the Fund will not accept the tendered Preferred Stock and will return any tendered Preferred Stock to holders thereof. See "The Offers – Source and Amount of Funds."

Fund	Approximate Total Cost
Dreyfus Strategic Municipals, Inc.	$135,375,000
Dreyfus Strategic Municipal Bond Fund, Inc.	$88,350,000
Dreyfus Municipal Income, Inc.	$47,500,000

HOW DO I TENDER MY PREFERRED STOCK IN AN OFFER?

To tender Preferred Stock in an Offer, you must deliver the Preferred Stock to the Depositary not later than the time the Offer expires. If your Preferred Stock is held in street name by your broker or other Nominee Holder, such nominee can tender your shares of Preferred Stock through The Depository Trust Company ("DTC") in accordance with your instruction. See "The Offers – Procedure for Tendering Preferred Stock."

WHEN AND HOW WILL I BE PAID FOR MY TENDERED PREFERRED STOCK IN AN OFFER?

If accepted for payment, each Fund will pay for all of its validly tendered and not withdrawn Preferred Stock promptly after the Expiration Date for its Offer. The Fund will pay for your validly tendered and not withdrawn Preferred Stock in U.S. dollars by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from the Fund and transmitting such payments to DTC for distribution to you. In all cases, payment for tendered Preferred Stock will be made only after timely receipt by the Depositary of the Preferred Stock, confirmation of a book-entry transfer of such Preferred Stock, and any other required documents, and subject to the satisfaction or waiver of all conditions to its Offer (as noted above) (as described in "The Offers – Procedure for Tendering Preferred Stock" and "The Offers – Certain Conditions to the Offers").

UNTIL WHAT TIME CAN I WITHDRAW TENDERED PREFERRED STOCK IN AN OFFER?

You can withdraw tendered Preferred Stock at any time prior to the Expiration Date. If your Preferred Stock is registered in the name of your broker or other Nominee Holder, you may need to allow such Nominee Holder additional time to withdraw your tendered Preferred Stock. You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to withdraw your tendered Preferred Stock. See "The Offers – Withdrawal Rights."

HOW DO I WITHDRAW TENDERED PREFERRED STOCK IN AN OFFER?

If you are the registered holder of your Preferred Stock, to withdraw tendered Preferred Stock you must deliver a written notice of withdrawal (a form of which can be provided upon request from AST Fund Solutions LLC, the information agent for the Offers (the "Information Agent")) with the required information to the Depositary, while you have the right to withdraw the Preferred Stock. If your Preferred Stock is registered in the name of your broker or other Nominee Holder, contact that Nominee Holder to withdraw your tendered Preferred Stock.

Withdrawals of tenders of Preferred Stock may not be rescinded, and any Preferred Stock validly withdrawn will thereafter be deemed not validly tendered for purposes of an Offer. However, withdrawn Preferred Stock may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in the section "The Offers – Procedure for Tendering Preferred Stock" of this Offer to Purchase. See "The Offers – Withdrawal Rights."

WILL I HAVE TO PAY TAXES IF A FUND PURCHASES MY PREFERRED STOCK IN AN OFFER?

Generally, your sale of Preferred Stock pursuant to an Offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For U.S. federal income tax purposes, the sale of your Preferred Stock for cash will be treated either as (1) a sale or exchange of the Preferred Stock or (2) a distribution with respect to the Preferred Stock that is potentially taxable as a dividend. See "The Offers – Certain U.S. Federal Income Tax Consequences."

You are urged to consult with your own tax advisor to determine the tax consequences of participating in an Offer.

WHAT IS THE PURPOSE OF EACH OFFER?

Each Offer is being made in connection with a proposal to replace the respective Fund's current leverage represented by its outstanding Preferred Stock, while providing liquidity for holders of Preferred Stock in a manner that is intended to provide a benefit to the Fund and its common stockholders. Each Fund uses leverage to seek to enhance the distributions and investment return available over time to the Fund's common stockholders by seeking to earn a rate of portfolio return (which includes the return related to investments made with proceeds from leverage) that exceeds the leverage costs. Consistent with patterns in the broader market for auction rate securities, beginning in mid-February 2008, each auction of the Preferred Stock has not attracted sufficient clearing bids for there to be a successful auction and the Funds believe that such auctions are unlikely to re-start in the near future, if at all. A failed auction is not a default on or loss of capital of, the Preferred Stock, and in the case of a failed auction, the Fund continues to pay dividends, but at the specified maximum rate rather than at a market clearing rate. However, as a result of the failed auctions, holders of the Preferred Stock who desire to sell their Preferred Stock have been unable to do so in the auction process. Each Fund also believes that no well-established secondary market for auction rate securities exists today.

In light of the continued auction failures and the general market conditions for auction preferred stock, The Dreyfus Corporation, the investment adviser to each Fund (the "Adviser"), evaluated alternative leverage solutions that it believes would provide liquidity for the holders of the Preferred Stock of each Fund and also be in the best interests of the Fund's common stockholders and the Fund as a whole. On November 28, 2017, each Fund's Board approved a proposal presented by the Adviser to refinance the Fund's current leverage by (i) conducting the Offer for the Preferred Stock at a price reflecting a discount to liquidation preference and (ii) replacing the leverage provided by such tendered Preferred Stock with Tender Option Bonds. See "The Offers – Purpose of the Offers."

Please bear in mind that no recommendation has been made by any Fund, its Board or the Adviser as to whether you should tender your Preferred Stock. You are urged to consult your own investment and tax advisor and make your own decision whether to tender any Preferred Stock and, if so, how many shares of your Preferred Stock to tender.

ARE THERE ANY CONDITIONS TO EACH OFFER?

Each Fund's Offer is conditioned upon the Fund's creation of Tender Option Bonds on terms satisfactory to the Fund and certain other conditions as described in "The Offers – Certain Conditions to the Offers." If a Fund does not create Tender Option Bonds as described herein and satisfy or waive the other conditions to closing, such Fund will not accept the tendered Preferred Stock and such Preferred Stock will be returned to the respective holders.

IF I DECIDE NOT TO TENDER MY PREFERRED STOCK IN AN OFFER, HOW WILL THE OFFER AFFECT MY PREFERRED STOCK?

If you decide not to tender your Preferred Stock, you will still own the same number of shares of Preferred Stock, and the terms of the Preferred Stock will remain the same. The Preferred Stock is not listed on any securities exchange and there is no established trading market for the Preferred Stock other than the auctions. Since mid-February 2008, the periodic auctions for the Preferred Stock have consistently "failed" because of insufficient demand (bids to buy shares) to meet the supply (shares offered for sale) at each auction. As a result, holders desiring to sell their Preferred Stock through auctions have been, and in the future may be, unable to do so and, even if they can sell their Preferred Stock, may only be able to sell at a substantial discount to the liquidation preference of Preferred Stock outside of the auction process. If you do not tender your Preferred Stock, the Fund cannot assure you that you will be able to sell your Preferred Stock in the future; you may be forced to hold the Preferred Stock indefinitely or you may have to sell your Preferred Stock at a significant discount to their liquidation preference of $25,000 per share. See "The Offers – Certain Effects of the Offers."

However, the purchase price of the Preferred Stock reflects a 5% discount to the liquidation preference of $25,000 per share of Preferred Stock. As a result, Preferred Stockholders who tender their Preferred Stock for purchase by a Fund pursuant to this Offer will realize less than they are entitled to receive upon a liquidation of the Fund (to the extent assets are available in such liquidation). In addition, in the event a Fund were to effect a redemption of its Preferred Stock pursuant to its terms, the Fund would be required to pay a redemption price per share equal to the sum of $25,000 plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared) to (but not including) the date fixed for redemption.

CAN AN OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

An Offer may be extended to the extent required or permitted by law or by any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff applicable to the Offer. See "The Offers – Extension of Tender Period; Termination; Amendment."

HOW WILL I BE NOTIFIED IF AN OFFER IS EXTENDED?

If a Fund decides to extend its Offer, the Fund will inform the Depositary and the Information Agent of that decision and will make a public announcement of the extension, not later than 9:30 a.m., Eastern Standard time, on the business day after the day on which the applicable Offer was scheduled to expire. See "The Offers – Extension of Tender Period; Termination; Amendment."

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT AN OFFER?

If you own Preferred Stock through a broker or other Nominee Holder, you can call your broker or other Nominee Holder. You can also call the Information Agent, toll free at (877) 478-5047.

TO THE HOLDERS OF AUCTION RATE PREFERRED STOCK OF

Dreyfus Strategic Municipals, Inc.
Dreyfus Strategic Municipal Bond Fund, Inc.
Dreyfus Municipal Income, Inc.

INTRODUCTION

Each Fund listed above hereby offers (which, with respect to a Fund, constitutes the "Offer" and collectively, the "Offers") to purchase for cash up to 100% of its outstanding Auction Rate Preferred Stock, par value $0.001 per share, and liquidation preference of $25,000 per share (the "Preferred Stock"). The Preferred Stock is designated: (i) Series M, Series T, Series W, Series TH and Series F, with respect to Dreyfus Strategic Municipals, Inc.; (ii) Series A, Series B and Series C, with respect to Dreyfus Strategic Municipal Bond Fund, Inc.; and (iii) Series A and Series B, with respect to Dreyfus Municipal Income, Inc.

Each Offer is upon the terms and subject to the conditions set forth in this Offer to Purchase with respect to each Fund and related Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time, with respect to a Fund, constitute the "Offer Documents"). The price to be paid by each Fund for its Preferred Stock is an amount per share, net to the seller in cash, equal to 95% of the liquidation preference of $25,000 per share (or $23,750 per share), plus any unpaid dividends accrued through the Expiration Date (as defined herein) (the "Per Share Amount"). Each Fund is a Maryland corporation.

Each Fund is making its Offer to all holders of its Preferred Stock (with respect to each Fund, "Preferred Stockholders"). Each Fund's Offer is conditioned upon its creation of tender option bonds ("Tender Option Bonds") on terms satisfactory to the Fund and certain other conditions as described in "The Offers – Certain Conditions to the Offers." If a Fund does not create Tender Option Bonds, the Fund will not accept the tendered Preferred Stock and will return any tendered Preferred Stock to holders thereof.

No recommendation to any Preferred Stockholder is made by a Fund, its Board of Directors (each, a "Board") or The Dreyfus Corporation, the investment adviser to each Fund (the "Adviser"), as to whether to tender or refrain from tendering Preferred Stock in an Offer. Each Preferred Stockholder is urged to read the Offer Documents carefully in evaluating an Offer. No person has been authorized to give any information or to make any representations in connection with an Offer other than the materials enclosed herewith and the statements specifically set forth in such materials, and, if given or made, such information or representations may not be relied upon as having been authorized by a Fund or Board.

You will not be obligated to pay brokerage fees, commissions or, except as set forth in "The Offers – Terms of the Offers; Expiration Date," stock transfer taxes on the sale of Preferred Stock pursuant to an Offer. However, if you own Preferred Stock through a broker, dealer, commercial bank, trust company or other nominee ("Nominee Holder"), and your broker or other Nominee Holder tenders your Preferred Stock on your behalf, your broker or other Nominee Holder may charge you a fee for doing so. You should consult your broker or other Nominee Holder to determine whether any charges will apply. Each Fund will pay all charges and expenses of Deutsche Bank Trust Company Americas, as the depositary (the "Depositary") for the Offer, and AST Fund Solutions LLC, as the information agent (the "Information Agent") for the Offer, incurred in connection with its Offer. See "The Offers – Fees and Expenses." The receipt of cash by Preferred Stockholders for Preferred Stock purchased by the Fund pursuant to an Offer generally will be a taxable transaction for U.S. federal income tax purposes. In addition, if you fail to complete, sign and send to an applicable withholding agent an accurate IRS Form W-9 that includes, among other things, a correct taxpayer identification number (or, in the case of certain non-U.S. Preferred Stockholders, an IRS Form W-8), you may be subject to backup withholding tax on the gross proceeds payable to you pursuant to an Offer, and certain non-U.S. Preferred Stockholders may be subject to income tax withholding. See "The Offers – Certain U.S. Federal Income Tax Consequences."

THE OFFER DOCUMENTS CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO AN OFFER.

THE OFFERS

1. Terms of the Offers; Expiration Date. Upon the terms and subject to the conditions set forth in its Offer, each Fund will accept for payment and pay cash for up to 100% of its outstanding Preferred Stock validly tendered and not withdrawn prior to 5:00 p.m., Eastern Standard Time, on February 28, 2018, or such later date to which the Offer is extended (the "Expiration Date"). Each Fund reserves the right to extend its Offer to a later Expiration Date. See "The Offers – Extension of Tender Period; Termination; Amendment."

The price to be paid by each Fund for its Preferred Stock is an amount per share, net to the seller in cash, equal to 95% of the liquidation preference of $25,000 per share (or $23,750 per share), plus any unpaid dividends accrued through the Expiration Date. See "The Offers – Price Range of Preferred Stock; Dividends." Under no circumstances will dividends accrue on Preferred Stock that has been tendered and not withdrawn after the Expiration Date or interest be paid by the Fund or the Depositary on the tender price for tendered Preferred Stock, regardless of any extension of or amendment to the Fund's Offer or any delay in paying for such Preferred Stock.

Each Fund's Offer is being made to all of its Preferred Stockholders. Each Fund will purchase all of its Preferred Stock validly tendered and not withdrawn prior to the Expiration Date, subject to the satisfaction or waiver of all conditions described in the section captioned "The Offers – Certain Conditions to the Offers" of this Offer to Purchase, including the condition that after the Expiration Date the Fund create Tender Option Bonds on terms satisfactory to the Fund as described herein. Except as described herein, withdrawal rights expire on the Expiration Date.

When considering whether to tender Preferred Stock, Preferred Stockholders should be aware that the payment received pursuant to an Offer will be less than the amount that Preferred Stockholders would be entitled to receive upon a redemption of such Preferred Stock under the terms of the Preferred Stock or upon a liquidation of the applicable Fund (to the extent assets are available in such liquidation).

Tendering Preferred Stockholders will not be obligated to pay transfer taxes on the purchase of Preferred Stock by a Fund, except as set forth below. If payment of the purchase price is to be made to, or Preferred Stock not tendered or not purchased are to be returned in the name of, any person other than the registered holder(s), or if a transfer tax is imposed for any reason other than the sale or transfer of Preferred Stock to a Fund pursuant to its Offer, then the amount of any stock or share transfer taxes (whether imposed on the registered holder(s), such other person or otherwise) will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted.

As of December 31, 2017, each Fund had the following Preferred Stock outstanding.

			Outstanding
Fund	Series	Cusip	Preferred Stock
Dreyfus Strategic Municipals, Inc.	M	261932206	1,140
Dreyfus Strategic Municipals, Inc.	T	261932305	1,140
Dreyfus Strategic Municipals, Inc.	W	261932404	1,140
Dreyfus Strategic Municipals, Inc.	TH	261932503	1,140
Dreyfus Strategic Municipals, Inc.	F	261932602	1,140
Dreyfus Strategic Municipal Bond Fund, Inc.	A	26202F206	1,240
Dreyfus Strategic Municipal Bond Fund, Inc.	B	26202F305	1,240
Dreyfus Strategic Municipal Bond Fund, Inc.	C	26202F404	1,240
Dreyfus Municipal Income, Inc.	A	26201R201	1,000
Dreyfus Municipal Income, Inc.	B	26201R300	1,000

As of December 31, 2017, no Directors or officer of a Fund beneficially owned any Preferred Stock; accordingly, no Directors or officers of a Fund will tender any Preferred Stock pursuant to the Fund's Offer.

2. Extension of Tender Period; Termination; Amendment. Each Fund expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which its Offer is open by giving oral or written notice of such extension to the Depositary and the Information Agent. Any such extension will also be publicly announced by press release issued no later than 9:30 a.m., Eastern Standard time, on the next business day after the initially scheduled Expiration Date. In the event that a Fund so elects to extend the Offer period, the Fund does not expect the Per Share Amount of the Offer to change. During the extension, all Preferred Stock previously tendered and not withdrawn will remain subject to the Fund's Offer, subject to the right of a tendering Preferred Stockholder to withdraw his or her Preferred Stock. There can be no assurance, however, that a Fund will exercise its right to extend its Offer.

Each Fund also reserves the right, at any time and from time to time up to and including the Expiration Date, to (a) upon the occurrence or non-occurrence, as applicable, of any of the conditions described in the section captioned "The Offers – Certain Conditions to the Offers" of this Offer to Purchase, (i) terminate its Offer and not purchase or pay for any Preferred Stock or, (ii) subject to applicable law, postpone payment for Preferred Stock; and (b) amend its Offer in any respect by making a public announcement thereof. Such public announcement will be issued no later than 9:30 a.m., Eastern Standard time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which a Fund may choose to make a public announcement of extension, termination or amendment, except as provided by applicable law, the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement.

If a Fund materially changes the terms of its Offer or the information concerning its Offer, or if it waives a material condition of its Offer, that Fund will extend its Offer to the extent required by Rules 13e-4(d)(2) and 13(e)-4(e)(3) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These rules require that the minimum period during which the Offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) a Fund increases or decreases the price to be paid for Preferred Stock, or the Fund decreases the number of shares of Preferred Stock being sought and (ii) its Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, its Offer will be extended at least until the expiration of such period of ten business days.

3. Acceptance for Payment and Payment for Preferred Stock. Upon the terms and subject to the conditions of its Offer, each Fund will accept for payment, and will pay cash for, Preferred Stock validly tendered on or before the Expiration Date, and not properly withdrawn in accordance with the section captioned "The Offers – Withdrawal Rights" of this Offer to Purchase, promptly after the Expiration Date in accordance with the procedures set forth below. In all cases, payment for Preferred Stock tendered and accepted for payment pursuant to the Offers will be made only after timely receipt by the Depositary of confirmation of a book-entry transfer of such Preferred Stock, and any other required documents as described in the section captioned "The Offers – Procedure for Tendering Preferred Stock" of this Offer to Purchase. The Fund expressly reserves the right, in its sole and absolute discretion, to delay the acceptance for payment of, or payment for, Preferred Stock, in order to comply, in whole or in part, with any applicable law. For a description of each Fund's right to terminate its Offer and not accept for payment or pay for Preferred Stock or to delay acceptance for payment or payment for Preferred Stock, see "The Offers – Extension of Tender Period; Termination; Amendment."

For purposes of its Offer, each Fund shall be deemed to have accepted for payment Preferred Stock validly tendered and not properly withdrawn in accordance with the section captioned "The Offers – Withdrawal Rights" of this Offer to Purchase, if and when the Fund gives or causes to be given written notice to the Depositary of its acceptance for payment of such Preferred Stock pursuant to its Offer. Payment for Preferred Stock accepted for payment pursuant to an Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for the tendering Preferred Stockholders for purposes of receiving payments from a Fund and transmitting such payments to the tendering Preferred Stockholders. In all cases, payment for Preferred Stock accepted for payment pursuant to an Offer will be made only after timely receipt by the Depositary of a confirmation of a book-entry transfer of such Preferred Stock into the Depositary's account at the Book-Entry Transfer Facility (as defined in "The Offers – Procedure for Tendering Preferred Stock"), a properly completed Agent's Message (as defined below) and any other required documents. Accordingly, payment may be made by the Depositary to tendering Preferred Stockholders at different times if delivery of the Preferred Stock and other required documents occurs at different times. For a description of the procedure for tendering Preferred Stock pursuant to an Offer, see "The Offers – Procedure for Tendering Preferred Stock." Pursuant to an Offer, Preferred Stock that has been tendered and accepted for payment by a Fund will constitute authorized but unissued Preferred Stock.

Under no circumstances will interest on the purchase price for Preferred Stock be paid, regardless of any delay in making such payment. If a Fund increases the consideration to be paid for Preferred Stock pursuant to its Offer, the Fund will pay such increased consideration for all Preferred Stock purchased pursuant to its Offer.

If any Preferred Stock tendered to a Fund is not purchased pursuant to an Offer for any reason, such unpurchased or untendered Preferred Stock will be returned via credit to an account maintained at the Book-Entry Transfer Facility (as defined below), without expense to you or to other persons at your discretion, as promptly as practicable following the Expiration Date or termination of that Offer.

If a Fund is delayed in its acceptance for payment of, or in its payment for Preferred Stock, or is unable to accept for payment or pay for Preferred Stock pursuant to its Offer for any reason, then, without prejudice to the Fund's rights under its Offer, the Depositary may, on behalf of the Fund, retain tendered Preferred Stock, and such Preferred Stock may not be withdrawn, unless and except to the extent tendering Preferred Stockholders are entitled to withdrawal rights as described in the section captioned "The Offers – Withdrawal Rights" of this Offer to Purchase.

The price to be paid by each Fund for its Preferred Stock is an amount per share, net to the seller in cash, equal to 95% of the liquidation preference of $25,000 per share (or $23,750 per share), plus any unpaid dividends accrued through the Expiration Date.

If you own Preferred Stock through a broker or other Nominee Holder, and your broker or other Nominee Holder tenders your Preferred Stock on your behalf, your broker or other Nominee Holder may charge you a fee for doing so. You should consult your broker or other Nominee Holder to determine whether any charges will apply.

4. Procedure for Tendering Preferred Stock. To tender Preferred Stock pursuant to an Offer, either (i) in the case you hold the Preferred Stock in book-entry form, you must comply with The Depository Trust Company's Automated Tender Offer Program ("ATOP") procedures in which the Depositary must receive delivery of such Preferred Stock pursuant to the procedures for book-entry transfer described below (and a timely confirmation of such delivery into its account at The Depository Trust Company ("DTC") through ATOP along with an Agent's Message (as defined below)) by the Expiration Date, (ii) in the case you hold physical certificates evidencing the Preferred Stock, you must deliver a properly completed and duly executed Letter of Transmittal to the Depositary, together with any required signature guarantees, or (iii) you must comply with the guaranteed delivery procedures described below.

Preferred Stockholders whose Preferred Stock is registered in the name of a broker or other Nominee Holder should contact such Nominee Holder if they desire to tender their Preferred Stock. Such Preferred Stockholders may need to inform their brokers or other Nominee Holders of any decision to tender Preferred Stock, and deliver any required materials, before 5:00 p.m., Eastern Standard Time, on the Expiration Date. You should consult your broker or other Nominee Holder to determine when you would need to inform such Nominee Holder of any decision to tender Preferred Stock and to deliver any required materials to them in order to tender your Preferred Stock.

Participants in the ATOP program must electronically transmit their acceptance of an Offer by causing DTC to transfer the Preferred Stock to the Depositary in accordance with ATOP procedures for transfer. DTC will then send an Agent's Message (as defined below) to the Depositary.

Book-Entry Delivery. The Depositary will make a request to establish an account with respect to the Preferred Stock at DTC (the "Book-Entry Transfer Facility") for purposes of each Offer promptly after the commencement date of these Offers, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Preferred Stock by causing the Book-Entry Transfer Facility to transfer such Preferred Stock into the Depositary's account at the Book-Entry Transfer Facility in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Preferred Stock may be effected through book-entry transfer, an Agent's Message and any other required documents must, in any case, be received by the Depositary at its address set forth on the back cover of the Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary. "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation which states that (1) the Book-Entry Transfer Facility has received an express acknowledgment from the participant in its ATOP that the participant is tendering the Preferred Stock that are the subject of such book-entry confirmation, (2) the Preferred Stockholder has received, and agrees to be bound by, the terms of the Offer and (3) a Fund may enforce such agreement against such Preferred Stockholder. Delivery of an Agent's Message will also constitute an acknowledgment from the tendering Preferred Stockholder that the representations described in this Offer are true and correct.

Guaranteed Delivery. If you wish to tender Preferred Stock pursuant to the Offer and cannot deliver such Preferred Stock and all other required documents to the Depositary by the Expiration Date, or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Preferred Stock if all of the following conditions are met:

(i)	for Preferred Stock held in street name by your broker or other Nominee Holder, such tender is made by or through an Eligible Institution;[1]

(ii)	a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Fund is received by the Depositary (as provided below) by the Expiration Date; and

(iii)	a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantee or an Agent's Message and any other documents required by the Letter of Transmittal and, for Preferred Stock held in street name by your broker or other Nominee Holder, confirmation of a book-entry transfer of such Preferred Stock into the Depositary's account at the Book-Entry Transfer Facility, are received by the Depositary within two New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution in the form set forth in such Notice. The method of delivery of Preferred Stock and all other required documents, including through the Book-Entry Transfer Facility, is at your option and risk, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Tax Withholding. A DTC participant or other applicable withholding agent may be required to withhold on the gross proceeds otherwise payable pursuant to the Offer to a Preferred Stockholder that is a U.S. Individual or certain non-corporate entities, or a non-resident alien or foreign entity not subject to backup withholding. See "Certain U.S. Federal Income Tax Consequences."

Validity. Each Fund will determine, in its sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Preferred Stock, and its determination shall be final and binding. Each Fund reserves the absolute right to reject any or all tenders of Preferred Stock that the Fund determines not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of its counsel, be unlawful. Each Fund also reserves the absolute right to waive any defect or irregularity in any tender of Preferred Stock. Each Fund's interpretation of the terms and conditions of its Offer will be final and binding. None of the Funds, the Adviser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

The tender of Preferred Stock pursuant to any one of the procedures described above will constitute your acceptance of a Fund's Offer, as well as your representation and warranty that (i) you own the Preferred Stock being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, (ii) the tender of such Preferred Stock complies with Rule 14e-4, and (iii) you have the full power and authority to tender, sell, assign and transfer the Preferred Stock tendered, as specified in the Letter of Transmittal or otherwise. Each Fund's acceptance for payment of Preferred Stock tendered by you pursuant to its Offer will constitute a binding agreement between that Fund and you with respect to such Preferred Stock, upon the terms and subject to the conditions of its Offer.

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1 An "Eligible Institution" is a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP).

By making the book-entry transfer of Preferred Stock as described above, subject to, and effective upon, acceptance for payment of the Preferred Stock tendered in accordance with the terms and subject to the conditions of an Offer, in consideration of the acceptance for payment of such Preferred Stock in accordance with the terms of the Offer, the tendering Preferred Stockholder shall be deemed to sell, assign and transfer to, or upon the order of, the applicable Fund all right, title and interest in and to all the Preferred Stock that are being tendered and that are being accepted for purchase pursuant to the Offer (and any and all dividends, distributions, other shares or other securities or rights declared or issuable in respect of such Preferred Stock after the Expiration Date) and irrevocably constitute and appoint the Depositary the true and lawful agent and attorney-in-fact of the tendering Preferred Stockholder with respect to such Preferred Stock (and any such dividends, distributions, other shares or securities or rights), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Preferred Stock (and any such other dividends, distributions, other shares or securities or rights), together with all accompanying evidences of transfer and authenticity to or upon the order of the Fund, upon receipt by the Depositary, as the agent of the tendering Preferred Stockholder, of the purchase price; (b) present such Preferred Stock (and any such other dividends, distributions, other shares or securities or rights) for transfer on the books of the Fund; and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Preferred Stock (and any such other dividends, distributions, other shares or securities or rights), all in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney given by the tendering Preferred Stockholder with respect to such Preferred Stock (and any such dividends, distributions, other shares or securities or rights) will, without further action, be revoked and no subsequent powers of attorney may be given by the tendering Preferred Stockholder (and, if given, will not be effective). By making the book-entry transfer of Preferred Stock as described above, and in accordance with the terms and conditions of an Offer, the tendering Preferred Stockholder also shall be deemed to represent and warrant that: (a) the tendering Preferred Stockholder has full power and authority to tender, sell, assign and transfer the tendered Preferred Stock (and any and all dividends, distributions, other shares or other securities or rights declared or issuable in respect of such Preferred Stock after the Expiration Date); (b) when and to the extent the applicable Fund accepts the Preferred Stock for purchase, the Fund will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances or other obligations relating to their sale or transfer, and not subject to any adverse claim; (c) on request, the tendering Preferred Stockholder will execute and deliver any additional documents deemed by the Depositary or the Fund to be necessary or desirable to complete the sale, assignment and transfer of the tendered Preferred Stock (and any and all dividends, distributions, other shares or securities or rights declared or issuable in respect of such Preferred Shares after the Expiration Date); and (d) the tendering Preferred Stockholder has read the Offer Documents and agrees to all of the terms of the Offer.

5. Withdrawal Rights. Tenders of Preferred Stock made pursuant to an Offer may be withdrawn at any time prior to the Expiration Date. If your Preferred Stock is registered in the name of your broker or other Nominee Holder, you may need to allow such Nominee Holder additional time to withdraw your tendered Preferred Stock. You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to withdraw your tendered Preferred Stock. After the Expiration Date, Preferred Stock may not be withdrawn except as otherwise provided in this section.

If a Fund is delayed in accepting for payment or paying for Preferred Stock pursuant to its Offer for any reason, then, without prejudice to its rights under its Offer, the Depositary may, on the applicable Fund's behalf, retain all Preferred Stock tendered as of the Expiration Date, and such Preferred Stock may not be withdrawn except as otherwise provided in this section.

If you are the registered holder of your Preferred Stock, to withdraw tendered Preferred Stock a written transmission of a notice of withdrawal (a form of which can be provided upon request from the Information Agent) with respect to the Preferred Stock must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Preferred Stock to be withdrawn and the number of shares of Preferred Stock to be withdrawn and the name of the registered holder of the Preferred Stock, if different from that of the person who tendered such Preferred Stock. If the Preferred Stock to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Preferred Stock tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Preferred Stock. Such notice must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Preferred Stock. Withdrawals may not be rescinded, and Preferred Stock withdrawn will thereafter be deemed not validly tendered for purposes of an Offer. However, withdrawn Preferred Stock may be re-tendered by again following one of the procedures described in "The Offers – Procedure for Tendering Preferred Stock" at any time prior to the Expiration Date. If your Preferred Stock is registered in the name of your broker or other Nominee Holder, you must contact that Nominee Holder to withdraw your tendered Preferred Stock.

Each Fund will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and that Fund's determination shall be final and binding. None of the Funds, the Adviser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

The method of delivery of any documents related to a withdrawal is at the option and risk of the withdrawing Preferred Stockholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

6. Certain U.S. Federal Income Tax Consequences. The following is a summary of certain material U.S. federal income tax consequences of an Offer to holders of Preferred Stock whose shares are tendered and accepted for payment pursuant to the Offer. The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), final, temporary, and proposed Treasury Department regulations thereunder, Internal Revenue Service ("IRS") pronouncements and judicial decisions, all as currently in effect and any or all of which may be changed (possibly with retroactive effect) by later legislative, judicial or administrative action. The discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder's particular circumstances or to a holder subject to special treatment under the U.S. federal income tax law (such as financial institutions, insurance companies, controlled foreign corporations, passive foreign investment companies and regulated investment companies (and shareholders of such corporations), dealers in securities or currencies, traders in securities, former citizens of the United States, Preferred Stockholders holding Preferred Stock as part of a conversion transaction or hedge or hedging transaction or as a position in a straddle for tax purposes, entities that are tax-exempt for U.S. federal income tax purposes, retirement plans, individual retirement accounts, tax-deferred accounts, persons subject to the alternative minimum tax, pass-through entities (including partnerships and entities and arrangements classified as partnerships for U.S. federal income tax purposes) and beneficial owners of pass-through entities, or persons whose functional currency is not the U.S. dollar). In addition, the discussion does not consider the effect of state, local, foreign or other tax laws that may apply to particular holders. The discussion assumes that the Preferred Stock tendered is held as a "capital asset" as defined in Code section 1221. Preferred Stockholders should consult their own tax advisors as to the particular U.S. federal income tax consequences of participating in an Offer and the applicability and effect of state, local, foreign or other tax laws to such Preferred Stockholder.

The tax treatment of a holder that tenders its Preferred Stock in an Offer will depend on whether the Preferred Stockholder's receipt of cash for those shares pursuant to the Offer is treated as a sale or exchange thereof or instead as a distribution with respect to the Fund's shares that are actually or constructively owned by the holder. If a partnership holds Preferred Stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Preferred Stock, you should consult your own tax advisors.

As used herein, a "U.S. Preferred Stockholder" means a Preferred Stockholder that is (i) a citizen or individual resident of the United States, (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if it (x) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A "Non-U.S. Preferred Stockholder" is a Preferred Stockholder that is neither a U.S. Preferred Stockholder nor a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes).

U.S. Preferred Stockholders. An exchange of Preferred Stock for cash in the Offer will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the exchange, a tendering U.S. Preferred Stockholder will, depending on such U.S. Preferred Stockholder's particular circumstances, be treated either as recognizing gain or loss from the disposition of the Preferred Stock or as receiving a distribution from the Fund that would be taxable as a dividend to the extent it is paid out of the Fund's accumulated or current year earnings and profits. Under Section 302(b) of the Code, a sale of Preferred Stock pursuant to the Offer generally will be treated as a sale or exchange if the receipt of cash by the U.S. Preferred Stockholder: (a) results in a complete termination of the U.S. Preferred Stockholder's interest in the Fund, or (b) is not essentially equivalent to a dividend with respect to the U.S. Preferred Stockholder. In determining whether either of these tests has been met, Preferred Stock actually owned, as well as Preferred Stock considered to be owned by the U.S. Preferred Stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. The sale of Preferred Stock pursuant to the Offer generally will be treated as "not essentially equivalent to a dividend" with respect to a U.S. Preferred Stockholder if the reduction in the U.S. Preferred Stockholder's proportionate interest in the Fund's stock as a result of the Fund's purchase of Preferred Stock constitutes a "meaningful reduction" of the U.S. Preferred Stockholder's interest.

If any of the above two tests for sale or exchange treatment is met, a U.S. Preferred Stockholder will recognize gain or loss equal to the difference between the price paid by the Fund for the Preferred Stock purchased in the Offer (which price would not include, for these purposes, any amount attributable to unpaid dividends that have been declared and have accrued through the Expiration Date, the treatment of which is described below) and the U.S. Preferred Stockholder's adjusted basis in such Preferred Stock. If such Preferred Stock is held as a capital asset, the gain or loss will be capital gain or loss. Any such capital gain or loss realized by the U.S. Preferred Stockholder generally will be short-term capital gain or loss if the Preferred Stock has been held for one year or less and long-term capital gain or loss if the Preferred Stock has been held for more than one year. However, any losses realized by a U.S. Preferred Stockholder who has held his or her Preferred Stock for six months or less will be disallowed to the extent of any "exempt-interest dividends" received by such U.S. Preferred Stockholder with respect to such Preferred Stock and, if not disallowed, will be treated as long-term capital losses to the extent of any "capital gain dividends" received (or amounts designated as undistributed capital gains) with respect to such Preferred Stock. The deductibility of capital losses is subject to limitations. To the extent that a U.S. Preferred Stockholder receives any amount attributable to unpaid dividends that have been declared and have accrued through the Expiration Date, such amount generally will be treated as a dividend taxable as ordinary income to the extent of such U.S. Preferred Stockholder's allocable share of the Fund's current or accumulated earnings and profits, unless the Fund properly designates such dividend as an "exempt-interest dividend" (exempt from regular federal income tax) or a "capital gain dividend" (taxable at long-term capital gain rates). Such dividend generally will not be eligible for the dividends received deduction allowed to corporations or for the reduced rates applicable to certain qualified dividend income received by non-corporate Preferred Stockholders.

Certain U.S. Preferred Stockholders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% surtax on all or a portion of their “net investment income,” which may include all or a portion of any capital gains recognized in connection the Offer.

If the requirements of Section 302(b) of the Code are not met, amounts received by a U.S. Preferred Stockholder who sells Preferred Stock pursuant to the Offer will be treated as a dividend to the extent of such U.S. Preferred Stockholder's allocable share of the Fund's current or accumulated earnings and profits. Any such dividend generally will be taxable as ordinary income unless the Fund properly designates such dividend as an "exempt-interest dividend" (exempt from regular federal income tax) or a "capital gain dividend" (taxable at long-term capital gain rates). Such dividend generally will not be eligible for the dividends received deduction allowed to corporations or for the reduced rates applicable to certain qualified dividend income received by non-corporate Preferred Stockholders. To the extent that cash received in exchange for Preferred Stock is treated as a dividend to a corporate U.S. Preferred Stockholder, such corporate U.S. Preferred Stockholder may be subject to the "extraordinary dividend" provisions of Section 1059 of the Code. Corporate U.S. Preferred Stockholders should consult their tax advisors concerning the application of the "extraordinary dividend" provisions in their particular circumstances. To the extent that amounts received exceed such U.S. Preferred Stockholder's allocable share of the Fund's current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the adjusted basis of such U.S. Preferred Stockholder's Preferred Stock and any amounts in excess of the U.S. Preferred Stockholder's adjusted basis will constitute taxable gain. Any remaining adjusted basis in the Preferred Stock tendered to the Fund will be transferred to any remaining Preferred Stock held by such U.S. Preferred Stockholder.

Non-U.S. Preferred Stockholders. The U.S. federal income taxation of a Non-U.S. Preferred Stockholder with respect to an exchange of Preferred Stock for cash pursuant to the Offer will depend on the tax characterization of the transaction, determined in the same manner as discussed above for U.S. Preferred Stockholders. Generally, if the exchange is treated as a sale or exchange under Section 302(b) of the Code, any gain realized by a Non-U.S. Preferred Stockholder will not be subject to U.S. federal income tax unless (i) such gain is effectively connected with a trade or business carried on in the U.S. by such Non-U.S. Preferred Stockholder (and, if an income tax treaty applies, is attributable to a U.S. permanent establishment) or (ii) the Non-U.S. Preferred Stockholder is an individual who is physically present in the U.S. for 183 days or more during the taxable year of the sale and certain other conditions are met.

If all or a portion of the proceeds received by a tendering Non-U.S. Preferred Stockholder is treated for U.S. federal income tax purposes as a distribution by the Fund that is taxable as a dividend (including any amount attributable to unpaid dividends that have been declared and have accrued through the Expiration Date), the dividend received or deemed received by the Non-U.S. Preferred Stockholder will be subject to a U.S. withholding tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty). Therefore, an applicable withholding agent may withhold U.S. federal income taxes equal to 30% of the gross payments payable to a Non-U.S. Preferred Stockholder unless the agent determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the U.S. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-U.S. Preferred Stockholder must deliver a properly completed and executed IRS Form W-8BEN or W-8BEN-E. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the U.S., a Non-U.S. Preferred Stockholder must deliver a properly completed and executed IRS Form W-8ECI. A Non-U.S. Preferred Stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-U.S. Preferred Stockholder meets one of the "complete termination" or "not essentially equivalent to a dividend" tests described above or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding tax generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Non-U.S. Preferred Stockholders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

In addition, a Non-U.S. Preferred Stockholder (other than an individual) may be subject to a 30% withholding tax under Sections 1471-1474 of the Code (such Sections commonly referred to as "FATCA"), unless such Non-U.S. Preferred Stockholder establishes an exemption from such withholding tax under FATCA, typically on IRS Form W-8BEN-E.

Non-U.S. Preferred Stockholders are urged to consult their own tax advisors regarding the application of the federal income tax law to them.

Backup Withholding. Payments to U.S. Preferred Stockholders pursuant to an Offer generally will be subject to IRS information reporting requirements if (a) such U.S. Preferred Stockholder does not complete the IRS Form W-9 referenced in the Letter of Transmittal and provide its correct taxpayer identification number ("TIN"), which, in the case of an individual U.S. Preferred Stockholder, is his or her social security number, and certain other information or (b) the Fund or Depository is notified by the IRS that we must withhold on our payments to such U.S. Preferred Stockholder. Certain Preferred Stockholders (including, among others, corporations, individual retirement accounts and qualified retirement plans and certain foreign individuals) are exempt from these backup withholding and information reporting requirements. However, if you are a non-resident alien or foreign entity not subject to backup withholding, you must give the withholding agent a completed, signed and dated Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding and Reporting (Individuals)), Form W-8BEN-E (Certificate of Status of Beneficial Owner for United States Tax Withholding and Reporting (Entities)) or Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding and Reporting), as applicable, prior to receipt of any payment by the Fund to avoid withholding (assuming the Fund or Depository is not otherwise notified by the IRS that it must withhold on its payments to such Preferred Stockholder).

If the Fund is not provided with the correct TIN or an adequate basis for exemption, you will be subject to backup withholding at a rate of 28% imposed on the gross proceeds otherwise payable to you pursuant to an Offer (regardless of the amount of gain or loss you may realize from the sale of your Preferred Stock). If backup withholding results in an overpayment of taxes, a refund or credit may be obtained only directly from the IRS, provided that the required information is timely provided to the IRS.

The tax discussion set forth above is included for general information only. The tax consequences of the receipt of cash pursuant to an Offer may vary depending on, among other things, the particular circumstances of the tendering Preferred Stockholder. No information is provided as to the state, local, foreign or other tax consequences of an Offer. Preferred Stockholders are urged to consult their own tax advisors to determine the particular federal, state, local, foreign and other tax consequences to them of tendering Preferred Stock under an Offer.

7. Price Range of Preferred Stock; Dividends. The Preferred Stock is not listed and does not trade on any securities exchange. Therefore, no trading market for the Preferred Stock has been established outside the auction process and no price history is available.

The terms of each Offer provide that Preferred Stockholders tendering Preferred Stock are entitled to receive all distributions accrued on the Preferred Stock prior to the Expiration Date, but not yet paid. Prior to the Expiration Date, distributions will be paid on the regularly scheduled distribution payment dates for the Preferred Stock. The amount and frequency of distributions in the future will be set at auction according to the terms of the Preferred Stock or, if an auction fails, at the "Maximum Rate" (which is calculated by a methodology set forth in the terms of the Preferred Stock) or as otherwise provided pursuant to the terms of the Preferred Stock.

8. Source and Amount of Funds. If 100% of the outstanding Preferred Stock is purchased pursuant to each Offer, the estimated cost to each Fund, not including fees and expenses incurred in connection with each Offer, would be as follows, plus any unpaid dividends accrued through the Expiration Date:

Fund	Approximate Total Cost
Dreyfus Strategic Municipals, Inc.	$135,375,000
Dreyfus Strategic Municipal Bond Fund, Inc.	$88,350,000
Dreyfus Municipal Income, Inc.	$47,500,000

Each Fund intends to use the proceeds from the creation of Tender Option Bonds and/or cash on hand and proceeds from the sale of securities in the Fund's investment portfolio to pay the purchase price for Preferred Stock accepted for payment. The Board of each Fund believes that the Fund will have the monies to purchase the tendered Preferred Stock pursuant to the Fund's Offer through the creation of Tender Option Bonds. In creating Tender Option Bonds, each Fund would transfer an eligible bond from its portfolio to a special purpose trust that would issue two classes of securities: floating rate certificates, which would pay an interest rate that generally would be reset weekly, and residual interest bonds, which would pay an interest rate based on the difference between the interest rate earned on the underlying bonds and the interest rate paid on the floating rate certificates, after expenses. The Fund would hold the residual interest bonds and use the proceeds from the sale of the floating rate certificates to pay for tendered Preferred Stock. The Funds do not have any alternative financing arrangements or alternative financing plans in the event the Tender Option Bonds are not created. If, in the judgment of a Fund's Board or the Adviser, through its delegated authority, there are insufficient monies to pay for tendered Preferred Stock, the Fund is expected to terminate its Offer. See "The Offers – Certain Conditions to the Offers."

9. Certain Effects of the Offers.

Purchase Price in the Offers is Less than Liquidation Preference. Each Fund's Per Share Amount reflects a 5% discount to the liquidation preference of $25,000 per share of its Preferred Stock. As a result, Preferred Stockholders who tender their Preferred Stock for purchase by a Fund pursuant to its Offer will realize less than they are entitled to receive upon a liquidation of the Fund (to the extent sufficient assets are available in such liquidation). In addition, in the event a Fund were to effect a redemption of the Preferred Stock pursuant to its terms, the Fund would be required to pay a redemption price equal to 100% of the liquidation preference of the Preferred Stock to be redeemed (plus accrued dividends). Each Fund may consider in the future, based upon circumstances existing at such time, what action, if any, to take with respect to any Preferred Stock that remains outstanding after its Offer, including a redemption of such Preferred Stock. No Fund, however, currently intends to redeem any Preferred Stock that remains outstanding after its Offer expires. In addition, each Fund does not currently anticipate conducting a future tender offer.

Risk of a Fund's Inability to Maintain Current Leverage Levels. The leverage represented by the Preferred Stock is perpetual in that the Preferred Stock has no fixed repayment date and may remain outstanding indefinitely. The creation of Tender Option Bonds would enable a Fund to replace any tendered Preferred Stock and maintain its current leverage levels. Leverage obtained through a tender option bond program, however, is less permanent than leverage created through the issuance of the Preferred Stock, since tender option bond programs may be unwound upon the occurrence of certain events, such as a failed remarketing of the floating rate securities issued by the special purpose trust, and there is no certainty that tender option bond financing will be available in the future. In addition, the cost of leverage to the Fund resulting from the creation of Tender Option Bonds is expected to vary over time and, depending on the market conditions, may be higher or lower than the cost of leverage associated with the Preferred Stock.

Effect on Net Asset Value of Common Stock. Preferred Stockholders should note that the Offers are expected to result in accretion to the net asset value of the respective Fund's shares of common stock, par value $0.001 (the "Common Stock") following its Offer, because the tender price represents a 5% discount to the liquidation preference of $25,000 for each share of Preferred Stock, which is the amount a Preferred Stockholder would be entitled to receive, after payment of the Fund's liabilities, in the event of a liquidation of the Fund (to the extent assets are available). In addition, the price to be paid in an Offer represents a discount to the amount payable upon a redemption of the Preferred Stock pursuant to its terms.

Each Fund is required by law to pay for tendered Preferred Stock it accepts for payment promptly after the Expiration Date of its Offer. Because the Funds will not know the number of Preferred Stock tendered until the Expiration Date, the Funds will not know until the Expiration Date the amount of cash required to pay for such Preferred Stock. If, on or prior to the Expiration Date, a Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all of its Preferred Stock tendered, the Fund may extend its Offer to allow additional time to raise sufficient cash.

Lack of Market for Preferred Shares. The Preferred Stock is not listed and does not trade on any securities exchange. Therefore, no trading market for the Preferred Stock has been established outside the auction process and no price history is available. In addition, since mid-February 2008, the auctions for the Preferred Stock have failed.

The number of shares of Preferred Stock outstanding subsequent to completion of the Offers will depend on the number of shares of Preferred Stock tendered and purchased in the Offers. Any Preferred Stock not tendered pursuant to an Offer will remain issued and outstanding until repurchased or redeemed by the respective Fund. Although it has no current plan to do so, if at some future point a Fund were to redeem the Preferred Stock in accordance with its terms, it would be required to pay the sum of the full liquidation preference of $25,000 per share plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared) to (but not including) the date fixed for redemption. As described above, there have not been sufficient clearing bids in the recent auctions to effect transfers of the Preferred Stock and there can be no assurance that there will be future liquidity for the Preferred Stock. In making any decision as to whether to effect a redemption of any Preferred Stock remaining outstanding following the consummation of an Offer, the respective Fund will take into account the particular facts and circumstances that may then exist, including its then current financial position and liquidity, the market for the investments held by the Fund, the distribution rate on the Preferred Stock and such other factors as the Fund deems relevant.

10. Purpose of the Offers. Each Offer is being made in connection with a proposal to replace the respective Fund's current leverage represented by its outstanding Preferred Stock, while providing liquidity for Preferred Stockholders in a manner that is intended to provide a benefit to the Fund and its holders of Common Stock ("Common Stockholders").

Each Fund issued the Preferred Stock for purposes of investment leverage to augment the amount of investment capital available for use in the pursuit of its investment objective. Through the use of leverage, each Fund, similar to other closed-end funds, sought to enhance the distributions and investment return available over time to the Common Stockholders by earning a rate of portfolio return (which includes the return earned on investments made with the proceeds from leverage) that exceeds the leverage costs over the long term.

Under market conditions as they existed prior to the first quarter of 2008, distribution rates on the Preferred Stock for each rate period generally were set at the market clearing rate determined through an auction process maintained and administered by unaffiliated broker-dealers that brought together bidders, who sought to buy Preferred Stock, and holders of Preferred Stock, who sought to sell their Preferred Stock. The terms of the Preferred Stock generally provide that, if an auction fails to establish a market clearing rate (because of an imbalance of sell orders over bids), the distribution payment rate over the next distribution period is set at the Maximum Rate and holders will continue to hold their Preferred Stock. As a result, in a failed auction, holders of Preferred Stock who desire to sell their Preferred Stock are unable to do so. A failed auction is not a default under the terms of the Preferred Stock. In the case of a failed auction, a Fund continues to pay distributions on Preferred Stock, but at the specified Maximum Rate rather than at a market clearing rate.

Consistent with patterns in the broader market for auction rate securities, beginning in the first quarter of 2008, each auction of the Preferred Stock has failed to establish a market clearing rate, the Maximum Rate has been triggered and holders attempting to sell their Preferred Stock through such auctions have been unsuccessful.

The markets for auction rate securities, including the Preferred Stock, continue not to function normally, and each Fund believes that such markets are unlikely to return to normal functioning in the foreseeable future. Each Fund also believes that no well-established secondary market for auction rate securities exists today.

In light of the continued auction failures and the general market conditions for auction preferred securities, the Adviser evaluated alternative leverage solutions that it believes would provide liquidity for the holders of the Preferred Stock and also be in the best interests of the Common Stockholders and the Fund as a whole. On November 28, 2017, each Fund's Board approved a proposal presented by the Adviser to refinance the Fund's current leverage by (i) conducting the Offer for the Preferred Stock at a price reflecting a discount to liquidation preference and (ii) replacing the leverage provided by such tendered Preferred Stock with Tender Option Bonds. Each Fund is conducting its Offer to provide liquidity to holders of Preferred Stock and provide a benefit to the Fund and its Common Stockholders.

No recommendation by any Fund, its Board or the Adviser is being made to any Preferred Stockholder as to whether to tender or refrain from tendering any or all of such Preferred Stockholder's Preferred Stock and no person has been authorized by a Fund, its Board or the Adviser to make any such recommendation. Preferred Stockholders are urged to evaluate carefully all information about an Offer, consult their own investment and tax advisors and make their own decisions whether to tender Preferred Stock and, if so, how many shares of Preferred Stock to tender.

11. Certain Conditions to the Offers. Notwithstanding any other provision of each Offer, unless waived by the Board, each Fund will not accept tenders or effect repurchases of such Fund's Preferred Stock if: (1) it is unable to create Tender Option Bonds on terms that are acceptable to the Fund; (2) such transactions, if consummated, would (a) result in delisting of the Fund's Common Stock from the New York Stock Exchange (the "NYSE"); (b) impair the Fund's status as a regulated investment company under the Code; or (c) result in a failure to comply with the applicable asset coverage requirements in the event any senior securities are issued and outstanding; (3) there shall be instituted, pending or threatened before any governmental entity or court any action, proceeding, application or claim, or any judgment, order or injunction sought, or any other action taken by any person or entity, which (a) restrains, prohibits or materially delays the making or consummation of the Offer; (b) challenges the acquisition by the Fund of Preferred Stock pursuant to the Offer or the Board's fulfillment of its fiduciary obligations in connection with the Offer; (c) seeks to obtain any material amount of damages in connection with the Offer; or (d) otherwise directly or indirectly adversely affects the Offer or the Fund; (4) there is any (a) suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s) (including NASDAQ); (b) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State; (c) limitation affecting the Fund or the intermediaries involved in the issuance of Preferred Shares imposed by federal or state authorities on preferred or similar securities; (d) outbreak, escalation or commencement of war, armed hostilities or other international or national calamity or crisis directly or indirectly involving the United States, the effect of which on financial markets is such as to make it, in the good faith judgment of the Board, impractical or inadvisable to proceed with the Offer; or (e) in the Board's judgment, other event or condition which would have a material adverse effect on the Fund if tendered Preferred Stock was purchased; or (5) the Board determines that effecting any such transaction would not be in the best interest of the Fund or its stockholders.

Each Fund reserves the right, at any time during the pendency of its Offer, to terminate, extend or amend its Offer in any respect. If a Fund determines to terminate or amend its Offer or to postpone the acceptance for payment of or payment for Preferred Stock tendered, it will, to the extent necessary, extend the period of time during which its Offer is open as provided in the section "The Offers – Extension of Tender Period; Termination; Amendment" of this Offer to Purchase. Moreover, in the event any of the foregoing conditions are modified or waived in whole or in part at any time, each Fund will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend its Offer period as provided in the section "The Offers – Extension of Tender Period; Termination; Amendment" of this Offer to Purchase.

The foregoing conditions are for the sole benefit of each Fund and may be asserted by each Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any of these conditions, and may be waived by the Fund, in whole or in part, at any time and from time to time, before the Expiration Date, in its sole discretion. A Fund's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination or judgment by a Fund concerning the events described above will be final and binding on all parties.

12. Certain Information Concerning the Funds and the Adviser. Each Fund is a closed-end management investment company incorporated under the laws of the State of Maryland. Each Fund's investment objective is to maximize current income exempt from federal income tax to the extent consistent with the preservation of capital. The principal office of each Fund is located at 200 Park Avenue, New York, New York 10166. The Funds' business telephone number is (212) 922-6400.

The Dreyfus Corporation, a wholly-owned subsidiary of The Bank of New York Mellon Corporation ("BNY Mellon"), serves as each Fund's investment adviser. The Dreyfus Corporation, established in 1951 and headquartered in New York City, is one of the nation's leading investment management and distribution companies. For more information about the Funds, Dreyfus and BNY Mellon, visit www.dreyfus.com.

Selected Financial Information. The most recent audited financial statements of each Fund appear in the Fund's Annual Report to Stockholders for the fiscal year ended September 30, 2017 for each of Dreyfus Municipal Income, Inc. and Dreyfus Strategic Municipals, Inc., and November 30, 2016 for Dreyfus Strategic Municipal Bond Fund, Inc. The unaudited, semi-annual financial statements of Dreyfus Strategic Municipal Bond Fund, Inc. for the period ended May 31, 2017 appear in the Fund's Semi-Annual Report to Stockholders for the period ended May 31, 2017. The Annual Reports and Semi-Annual Report have previously been provided to stockholders of the relevant Fund and are incorporated by reference herein. Copies of the Annual Report and Semi-Annual Report for a Fund can be obtained for free at the website of the Securities and Exchange Commission (the "SEC") (http://www.sec.gov).

Available Information about the Funds. Each Fund is subject to the informational requirements of the Investment Company Act of 1940, as amended, and in accordance therewith files annual reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Each Fund is required to disclose in such proxy statements certain information, as of particular dates, concerning the Fund's Directors and officers, their remuneration, the principal holders of the Fund's securities and any material interest of such persons in transactions with the Fund. Each Fund has also filed an Issuer Tender Offer Statement on Schedule TO with the SEC. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies may be obtained, by mail, upon payment of the SEC's customary charges, by writing to its principal office at 100 F Street, N.E., Washington, D.C. 20549. Such reports and other information are also available on the SEC's web site (http://www.sec.gov).

Except as otherwise stated in its Offer, the information concerning a Fund contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available.

13. Interest of Directors and Officers; Transactions and Arrangements Concerning the Preferred Stock. The address of the Directors and Officers of each Fund is 200 Park Avenue, New York, New York 10166. As of December 31, 2017, none of the Directors or Officers of the Funds beneficially owned any Preferred Stock.

Based upon each Fund's records and upon information provided to each Fund by its Directors and Officers, neither the Fund nor, to the best of each Fund's knowledge, any of the Directors or Officers of the Fund, has effected any transactions in the Preferred Stock, during the sixty day period prior to the date hereof.

To the best of each Fund's knowledge, none of the Fund's Directors, Officers or affiliates currently intends to tender Preferred Stock, if any, held of record or beneficially by such person for purchase pursuant to an Offer.

To the best of each Fund's knowledge, the Fund knows of no agreement, arrangement or understanding, contingent or otherwise or whether or not legally enforceable, between (a) the Fund, any of the Fund's Officers or Directors, any person controlling the Fund or any officer, trustee or director of any corporation or other person ultimately in control of the Fund and (b) any person with respect to any securities of the Fund (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations).

14. Plans or Proposals of the Funds; Regulatory Approvals. Except to the extent described herein, each Fund has no present plans or proposals, and is not engaged in any negotiations, that relate to or would result in: any extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Fund; any purchase, sale or transfer of a material amount of assets of the Fund (other than in its ordinary course of business, except as resulting from its Offer, any other tender offer that may be contemplated in the future or otherwise set forth herein); any material changes in the Fund's present capitalization (except as resulting from its Offer, any other tender offer that may be contemplated in the future or otherwise set forth herein); or any other material changes in the Fund's structure or business.

Except as described in this Offer to Purchase, no Fund is aware of any governmental license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Preferred Stock as contemplated by its Offer or, of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Fund's acquisition or ownership of Preferred Stock as contemplated by the Offer. Should any such approval or other action be required, each Fund currently contemplates that it will seek approval or other action will be sought. No Fund can predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Preferred Stock tendered in response to the Offer, pending the outcome of any such matters. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to the Fund's business. Each Fund's obligation to accept for payment and pay for Preferred Stock under its Offer is subject to various conditions. See "The Offers – Certain Conditions to the Offers."

15. Fees and Expenses. No Fund currently anticipates paying any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Preferred Stock purchased pursuant to its Offer. Each Fund will reimburse such persons for customary handling and mailing expenses incurred in forwarding the Fund's Offer. No such broker, dealer, commercial bank, trust company or other person has been authorized to act as agent of the Funds or the Depositary for purposes of the Offers.

Each Fund has retained Deutsche Bank Trust Company Americas to act as Depositary and AST Fund Solutions LLC to act as Information Agent. The Depositary and the Information Agent will receive reasonable and customary compensation for its services and will also be reimbursed for certain out of pocket expenses, and will be indemnified against certain liabilities by the Funds.

16. Miscellaneous. No Offer is being made to (nor will tenders be accepted from or on behalf of) holders of Preferred Stock in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, each Fund may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Preferred Stock in such jurisdiction.

No Fund is aware of any jurisdiction in which the making of its Offer or the acceptance of Preferred Stock in connection therewith would not be in compliance with the laws of such jurisdiction. Consequently, each Fund's Offer is currently being made to all holders of its Preferred Stock. However, each Fund reserves the right to exclude Preferred Stockholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as a Fund makes a good faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusion of Preferred Stockholders residing in such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act.

No person has been authorized to give any information or make any representation on behalf of a Fund not contained in the Offer Documents and, if given or made, such information or representation must not be relied upon as having been authorized.

Each Fund has filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to each Offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner set forth in "The Offers – Certain Information Concerning the Funds" of the Offer to Purchase (except that such information will not be available at the regional offices of the SEC).

17. Contacting the Depositary and the Information Agent. The Letter of Transmittal and any other required documents should be sent by each Preferred Stockholder of a Fund to the Depositary as set forth below.

The Depositary for the Offers is:

Deutsche Bank Trust Company Americas
Facsimile Copy Number: (615) 866-3889
Toll Free: (877) 843-9767

By Mail or Overnight Courier:

DB Services Americas, Inc.
Attn: Reorganization Unit
5022 Gate Parkway, Suite 200
MS: JCK01-0218
Jacksonville, FL 32256

Questions about how to tender your Preferred Stock and requests for additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery, the Notice of Withdrawal and other documents may be directed to the Information Agent at its telephone number and location listed below.

The Information Agent for the Offers is:

AST Fund Solutions LLC
48 Wall Street
New York, NY 10005
Toll Free: (877) 478-5047
Monday through Friday 9:00A.M. to 10:00 P.M. Eastern Time

DREYFUS STRATEGIC MUNICIPALS, INC.
DREYFUS STRATEGIC MUNICIPAL BOND FUND, INC.
DREYFUS MUNICIPAL INCOME, INC.

January 23, 2018